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                                                                   E4SV & ECM
                                                                   Exhibit 10.12

                          CABLE COMMUNICATIONS SYSTEM
                              FRANCHISE AGREEMENT

                                    BETWEEN

                        THE CITY OF MT. CARMEL, ILLINOIS

                                      AND

                         ENSTAR IV-PBD SYSTEMS VENTURE
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                                                                      01/04/2001
                               TABLE OF CONTENTS

  Section One:                       SHORT TITLE ...................................................................     1
  Section Two:                       DEFINITIONS ...................................................................     1
  Section Three:                     GRANT .........................................................................     7
  Section Four:                      FRANCHISE TERRITORY ...........................................................     8
  Section Five:                      DURATION AND ACCEPTANCE OF FRANCHISE ..........................................     8
  Section Six:                       GRANT OF NON-EXCLUSIVE FRANCHISE ..............................................    11
  Section Seven:                     CONTINUITY OF SERVICE MANDATORY ...............................................    12
  Section Eight:                     NOTICES .......................................................................    13
  Section Nine:                      BOOKS AND RECORDS .............................................................    13
  Section Ten:                       FRANCHISE AND PROFESSIONAL FEE PAYMENTS .......................................    15
  Section Eleven:                    TRANSFER OF THE FRANCHISE .....................................................    17
  Section Twelve:                    RENEWAL OF THE FRANCHISE AGREEMENT ............................................    18
  Section Thirteen:                  PERFORMANCE EVALUATION HEARINGS ...............................................    19
  Section Fourteen:                  SOLICITATION OF SUBSCRIBERS ...................................................    19
  Section Fifteen:                   CONSUMER SERVICE AND PROTECTION ...............................................    20
  Section Sixteen:                   SYSTEM DESIGN .................................................................    28
  Section Seventeen:                 SYSTEM IMPROVEMENT, RECORDS, STANDARDS
                                     AND INSURANCE .................................................................    31
  Section Eighteen:                  LINE EXTENSION ................................................................    36
  Section Nineteen:                  SYSTEM MAINTENANCE ............................................................    36
  Section Twenty                     PROGRAMMING SERVICES ..........................................................    38
  Section Twenty-one:                COMMUNITY SERVICES AND EQUIPMENT ..............................................    39
  Section Twenty-two:                TIME IS OF THE ESSENCE TO THIS AGREEMENT ......................................    42
  Section Twenty-three:              NOTIFICATION TO COMPLY ........................................................    42
  Section Twenty-Four                PENALTIES, LIQUIDATED DAMAGES, SECURITY

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
                                     FUND AND PERFORMANCE BOND .....................................................    43

Section Twenty-five:                 FAILURE OF CITY TO ENFORCE THIS AGREEMENT;
                                     NO WAIVER OF THE TERMS THEREOF and
                                     FORCE MAJEURE..................................................................    46
Section Twenty-six                   SEVERABILITY ..................................................................    46
Section Twenty-seven:                ENABLING ORDINANCE ............................................................    47

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                        CABLE FRANCHISE AGREEMENT BETWEEN
                      THE CITY OF MT. CARMEL, ILLINOIS AND
                          ENSTAR IV PBD SYSTEMS VENTURE

         This Franchise Agreement is entered into on this 26th day of July, 2001, by and between the City of Mt. Carmel, a municipal corporation, (hereinafter referred to as "City" or "Grantor"), the Franchising Authority, and Enstar IV PBD Systems Venture, qualified and registered to do business in the State of Illinois, (hereinafter referred to as "Grantee", "Franchisee" or "Enstar") with an office at 11 Clearing Avenue, Taylorville, Illinois 62568.

         In consideration of the faithful performance and strict observance by the Grantee of all the terms, provisions, conditions, obligations and reservations hereinafter set forth or provided for herein, and in consideration of the Grantor's awarding of a nonexclusive cable communications system Franchise to Grantee, it is hereby agreed between the parties hereto as follows:

Section One: SHORT TITLE

This Franchise Agreement shall be known and may be cited as the "Franchise Agreement"


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SECTION TWO: DEFINITIONS

For the purposes of this Franchise Agreement, the following terms, phrases, words and their derivations shall have the meaning given herein. When not inconsistent with the context, words used in the present tense include the future, words in the plural number include the singular number, words in the singular number include the plural number, and the use of any gender shall be applicable to all genders whenever the sense requires. The words "shall" and "will" are mandatory and the word "may" is permissive. Words not defined shall be given their common and ordinary meaning. Any modifications and/or exceptions to such definitions shall apply (if at all) to this Franchise Agreement.

         "ACT" (ALSO "CABLE ACT") shall mean the Communications Act of 1934, the Telecommunications Act of 1996, the Cable Communications Policy Act of 1984 , and the Cable Consumer Protection and Competition Act of 1992 (47 USC 521 et. seq.) as now and hereinafter amended.

         "ACTIVATED CHANNELS" means those channels engineered at the headend of a cable system for the provision of services generally available to residential subscribers of the cable system, regardless of whether such services actually are provided, including any channel designated for public, educational or governmental use.

         "AGENT/AGENCY" shall mean the person, employee, department, committee, or other agency designated to act in specified matters related to cable television, or to act to regulate operations of the cable system under this Franchise Agreement; or in the absence of such designation, the Mayor and City Council.

         "Basic Cable Service" shall consist of all signals carried in fulfillment of the provisions of Sections 614 and 615 of the Communications Act of 1934, as amended, any Public, Educational and Governmental Access programming required by the Franchise of the Cable System to be provided to Subscribers, and any signal of any television broadcast station that is provided by the Cable Operator to any Subscriber, except a signal which is secondarily transmitted by a satellite carrier beyond the local service area of such station. Basic Service may also include any additional video programming signals or services provided by the Cable Operator to the basic service tier.


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         "BOND" OR "SURETY BOND" a bond issued by one party, the surety, guaranteeing that he will perform certain acts promised by another or pay a stipulated sum, up to the bond limit, in lieu of performance, should the principal fail to perform.

         "BROADCAST SERVICES" shall mean a broad category of programming which is received from broadcast television, low power television and radio stations.

         "CABLE COMMUNICATIONS SYSTEM", "CABLE SYSTEM", OR "SYSTEM", shall mean a facility, consisting of a set of closed transmission paths and associated signal generation, reception, and control equipment that is designed to provide Cable Television Service which includes video programming and which is provided to multiple Subscribers within a community, but such term does not include (A) a facility that serves only to retransmit the television signals of one or more television broadcast stations; (B) a facility that serves Subscribers without using any Public Way; (C) a facility of a common carrier which is subject, in whole or in part, to the provisions of title II of the Cable Act, except that such facility shall be considered a Cable System (other than for purposes of Section 621(c)) to the extent such facility is used in transmission of video programming directly to Subscribers unless the extent of such use is solely to provide interactive on-demand services; (D) an open video system that complies with Section 653 of title VI of the Cable Act; or (E) any facilities of any electric utility used solely for operating its electric utility system. A cable system shall also mean a facility as described above which is located within the corporate limits of the City regardless of the location of the headend feeding such system.

         "CABLE OPERATOR" shall mean any Person or Persons, including corporations, partnerships, and joint ventures, who provide cable programming services through means of a Cable System and who own a significant interest in the Cable System, or any Person or Persons, who manage, control, coordinate, or direct the operations of a Cable System.

         "CABLE PLANT MILE" shall mean the actual miles of cable plant built and/or necessary to provide cable service to an area or areas of the City.

         "CABLE TELEVISION SERVICE" shall mean (A) the one-way transmission to subscribers of (i) video programming, or (ii) other programming service, and (B)


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subscriber interaction, if any, which is required for the selection or use of such video programming or other programming service.

         "CHANNEL" shall mean a band of frequencies six (6) MHz wide in the electro-magnetic spectrum, or of a width to be specified which constitutes the acceptable NTSC standard for definition of a channel which is capable of carrying video, audio, and date signals.

         "CITY" shall mean the City of Mt. Carmel, State of Illinois, and all the territory within its present and future boundaries and including any other area over which the City exercises jurisdiction. The City Council is the governing authority of the City and may delegate as its Agent any Department, Commission, City Staff Person or other person or entity so identified.

         "CITY COUNCIL" shall mean the corporate authorities of the City of Mt. Carmel.

         "COMMERCIAL BUSINESS UNIT" shall mean a commercial building or establishment as set forth in this Franchise Agreement and that is now a dwelling unit as defined hereunder.

         "CORPORATE AUTHORITIES" shall mean the City Council.

         "DEVELOPED PARCEL" shall mean any area of the City where there are at least 15 occupied dwelling and/or commercial business units per mile to be served by aerial cable plant or by cable underground plant, with said cable plant to be measured by cable plant mile.

         "DWELLING UNIT" shall mean any single family, or multi-family residential building and/or unit place of occupancy. Dwelling unit shall include a commercial residential facility.

         "FRANCHISE" shall mean the nonexclusive right granted through a Franchise Agreement between the City and a Grantee, by which the City authorizes such Grantee to erect, construct, reconstruct, operate, dismantle, test, use and maintain a System in the City.

         "FRANCHISE AGREEMENT" or "FRANCHISE AGREEMENT ORDINANCE" shall mean a contractual Agreement entered into between the City and any Grantee hereunder which is enforceable by City and said Grantee and which sets forth the


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rights and obligations between the City and said Grantee in connection with the
Franchise.

         "FRANCHISE AREA" means the area within the corporate boundaries or jurisdiction of the City of Mt. Carmel which is subject to the terms and conditions granted under the City's cable television franchise, or any other area agreed upon between the City and Grantee.

         "FRANCHISE FEE" means any assessment imposed hereunder by the City on a Grantee or cable subscriber solely because of its status thereas. The term "Franchise Fee" does not include:

          (1) Any tax, fee, or assessment of general applicability (including any such tax, fee, or assessment imposed on both utilities and cable operators or their services but not including a tax, fee, or assessment which is unduly discriminatory against Grantee);

         (2) Capital costs which are required by the Franchise to be incurred by Grantee for public, educational or governmental access facilities;

         (3) Requirements of charges incidental to the awarding or enforcing of the Franchise, including payments for bonds, security funds, letters of credit, insurance, indemnifications, penalties or liquidated damages; or

         (4)      Any fee imposed under Title 17, United States Code; or,

         (5)      Bad debt.

         "GRANTEE" OR "APPLICANT" shall mean any person or corporation granted a Franchise hereunder, its agents, employees or subsidiaries.

         "GRANTOR" shall mean the City.

         "GROSS REVENUES" shall mean all cash, credits, property of any kind or nature or other consideration, not including bad debt, derived directly or indirectly to provide Cable Television Service by a Grantee, its subsidiaries or any other person in which the Grantee has a financial interest or which has a financial interest in the Grantee arising from any source and attributable to operation of the System, including but not limited to:


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         (1)      revenue from all charges for services provided to subscribers of entertainment and nonentertainment services, including home shopping service;

         (2) revenue from all charges for the insertion of and airing of commercial advertisements upon the System;

         (3) revenue from all charges for the installation, connection and reinstatement of equipment necessary for utilization of the system and provision of subscriber and other services;

         (4)      revenue from broadcast (cablecast) advertisements;

         (5) revenues from the sale of subscriber equipment and facilities, excluding revenues from the sale of the physical plant (physical plant includes but is not limited to the headend, trunk, amplifiers and power supplies); satellite dishes; and company owned vehicles;

         (6)      revenues derived from high speed data transmission.

Provided, however, that such phrase shall not include any fees or taxes which are imposed directly or indirectly on any Subscriber thereof by any governmental unit or agency and which are collected by the Grantee on behalf of such governmental unit or agency.

"HOUSEHOLD" means each separately billed or billable customer, including individual residences of multiple dwelling units.

"INSTITUTIONAL NETWORK" means communication channels generally available only to subscribers who are not residential subscribers.

"INTERACTIVE CABLE SYSTEM" A two-way cable system that has the capability to provide a subscriber with the ability to enter commands or responses on an in home terminal and generate responses or stimuli at a remote location.

"PRINCIPAL HEADEND" means:


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         (1)      The headend, means the primary location of any equipment of cable system used to process the signals of television broadcast stations and satellite delivered programming for redistribution to subscriber; or

         (2) In the case of a cable system with more than one headend, the headend designated by the participating operator as the principal headend, except that such designation shall not undermine or evade the requirements of Section 613 of the Cable Act.

         "LEASED ACCESS" shall mean the use of the System by any business enterprise or other entity (whether profit, nonprofit or governmental) to render programming to the citizens of the City, and shall include without limitation all use pursuant to Section 612 of the Act.

         "LETTER OF CREDIT" a promise by a bank, or other issuer that it will honor on behalf of one of its customer's demands, upon compliance with specified conditions.

         "NORMAL BUSINESS HOURS" shall mean those hours during which most similar businesses in the community are open to serve customers. In all cases, normal business hours must include some evening hours at least one night per week and/or some weekend hours.

         "NORMAL OPERATING CONDITIONS" shall mean those service conditions which are within the control of the cable operator. (a) Those conditions which are not within the control of the operator include, but are not limited to, natural disasters, civil disturbances, power outages, telephone network outages, and severe or unusual weather conditions. (b) Those conditions which are ordinarily within the control of the cable operator include, but are not limited to, special promotions, pay-per-view events, rate increases, regular peak or seasonal demand periods, and maintenance or upgrade of the cable system.

         "ORDINANCE" shall mean the City of Mt. Carmel Cable Television Enabling Ordinance, as may be amended from time to time.

         "PERSON" shall mean any individual, firm, corporation, partnership, association, joint venture, or organization, of any kind and the lawful trustee, successor, assignee, transferee, or personal representative thereof.


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         "ROUTE MILE" means that unit of measurement used to describe a mile for the purpose of counting units to determine density. The mile shall start at the center of the city and shall follow the route or proposed route to the corporate boundaries of the City.

         "SERVICE INTERRUPTION" shall mean the loss of picture or sound, or both, on one or more cable channels.

         "SCHOOL" is any public or private elementary school or secondary school, which conducts classes or provides instructional services and which has been granted a certificate of recognition by the State of Illinois.

         "STREET" shall mean the surface of and the space above and below any public street, road, highway, freeway, easement, lane, path, alley, court, sidewalk, parkway, driveway, or other public way now or hereafter existing as such within the City.

         "SUBSCRIBER" shall mean any person who legally receives any one or more of the services provided by the System.

         "USABLE ACTIVATED CHANNELS" means activated channels of a cable system except those channels whose use for the distribution of broadcast signals would conflict with technical and safety regulations as determined by the City.

SECTION THREE: GRANT

Grantor hereby awards to Grantee a nonexclusive cable communications system Franchise subject to all the terms and conditions as herein provided and as included in the schedules attached hereto. Such Franchise shall become effective upon the passage and approval of this Franchise Agreement by Ordinance and acceptance by Grantee in compliance with Section Five, paragraph B, herein. The Grantor shall not regulate or prohibit services as described within this paragraph except to the extent provided under law and as affirmed by the City Council. Nothing in this Franchise shall be construed to prohibit the Grantee from offering any service over its Cable System that is not prohibited by federal or state law.

The Grantee shall have no recourse whatsoever against the City for any loss, cost, expense, or damage arising out of any provision or requirements of this Agreement or its regulation or from the City's authority to grant additional


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Franchises. This shall not include negligent acts of the City, its agents, or employees.

SECTION FOUR: FRANCHISE TERRITORY

A. The Franchise granted herein shall be for all territory located within the corporate limits of the City of Mt. Carmel, in the State of Illinois, also that area described on Schedule I, and to any area henceforth added thereto during the period of the Franchise Agreement.

SECTION FIVE: DURATION AND ACCEPTANCE OF FRANCHISE

A.       The term of this Franchise shall be eight (8) years.

B. (1) The Franchise as well as all rights, privileges, obligations and authority granted therein shall take effect and be in force from and after final passage and approval of the Ordinance granting said Franchise Agreement as provided by law, and shall remain in effect for a term of eight (8) years from said final passage date, provided that within thirty (30) days immediately following the date of final passage and approval of said Franchise Agreement Ordinance, the Grantee files with the Grantor its unconditional acceptance of this Franchise Agreement.

         (2) Subject to the procedures and limitations contained in Section Twenty-Three of the Franchise Agreement, the Franchise Agreement may be terminated for material breach of any term or condition thereof or for violations of any material provision of this Agreement.

C. This Franchise Agreement has been fully negotiated between Grantee and the City of Mt. Carmel, Illinois. The terms negotiated in this Franchise Agreement shall prevail over the like provision in the Enabling Ordinance to the extent that the terms are in conflict with each other. Where there is no conflict in terms, the provisions of the Enabling Ordinance shall prevail. However, in accordance with applicable federal law, with the exception of the cash payment for PEG access facilities and services pursuant to Section 21-F of this Agreement, the parties agree that the five percent (5%) annual franchise fee payment required herein shall constitute the full and total amount of all costs due the City in any one calendar year. Any additional


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         monetary payments provided for in the Enabling Ordinance shall be considered payments in lieu of franchise fees.

D. (1) The City shall, at all times, comply with all laws and regulations of the Federal and State government or any administrative agencies thereof; provided however that should such laws or regulations be eliminated, or modified, the City shall have the right, to the extent so authorized, to assume all powers previously held under such laws and regulations of said authorities to the extent so provided under law.

         (2) Grantee shall also similarly comply with all laws and regulations of the Federal and State government or any administrative agencies thereof; including antitrust laws; provided however, if any such federal or state law or regulation shall require the Grantee to perform any service, or shall permit the Grantee to perform or shall prohibit the Grantee from performing any service, in conflict with the terms of this Franchise Agreement, or of any Ordinance, or regulation of the City, then, to the extent that it is aware of such a conflict, the Grantee shall notify the City, in writing, within a reasonable period of time of the point of conflict believed to exist between such law or regulation and the Ordinances or regulations of the City or this Franchise Agreement.

         (3) Grantee shall, at no time, engage in anti-competitive activity. Said activity shall be that as defined under then existing statute, law, or administrative ruling.

         (4) In any court proceeding initiated after the date of passage of the Franchise Agreement Ordinance involving any claim against the City, or other governmental agency, or any official, member, employee, or agent of such authority or entity, arising from the regulation of cable service, or from a decision of approval, or disapproval, with respect to a grant, renewal, transfer, or amendment of a Franchise, any relief, to the extent such relief is required by any other provision of Federal, State or local law, shall be limited to injunctive relief and declaratory relief and suits for damages shall be prohibited. Nothing in this paragraph shall be construed as limiting relief authorized with respect to any claim against the City to the extent such claim involves discrimination on the basis of race, color, sex, age, religion, national origin or handicap.


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         (5) (a) In accepting this Franchise, Grantee acknowledges that its rights hereunder are subject to the police power of the City to adopt and enforce Ordinances of general applicability necessary for the safety and welfare of the public, and it agrees to comply with all applicable general laws and Ordinances enacted by the City pursuant to such power.

         (5) (b) Any conflict between the provisions of this Franchise and any other present or future lawful exercise of the City's police powers shall be resolved in favor of the latter, except that any such exercise that is not of general application in the jurisdiction or provisions inconsistent with this Franchise shall prevail only if the City finds such exercise necessary to protect the public health, safety, property or general welfare, or such exercise is mandated by law.

E. In no event shall Grantee carry any programming which is legally obscene.

F.       The Equal Opportunity requirements shall be those referred to in
         Section 634 of the Federal Cable Act and as applicable under State law.

G. Grantee shall secure any and all permits required by the City, the State and/or the County.

H. Grantee shall be responsible for any damages resulting from any toxic wastes, or hazardous substances, resulting from Grantee's installation, or any other activity by the Grantee. Grantee shall be responsible for the removal of the same. Said responsibility shall survive the termination of the Franchise.

I. The right of the City to regulate Grantee's rates for all activities, services and operations, as allowed by law, is reserved. Should the City exercise its authority to regulate the Franchisee's rates, the City shall notify the Grantee within thirty (30) days that it has applied for certification from the FCC. The City shall set appropriate standards for rate regulation as provided for in the Ordinance, Section 13-3 and/or as may be provided for under federal statute or FCC rules and regulations.

J. Upon such conditions as the City may deem necessary, and notwithstanding the provision of this Franchise Agreement, the City may issue a license, easement, or other permit to anyone to allow that person to traverse any portion of the City in order to provide cable television service


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         outside of the City. Such license, easement, or permit, absent a grant or a Franchise in accordance with the Ordinance, shall not authorize nor permit said person to provide cable television service of any nature to any home or place of business within the City, nor to render any service, or connect any subscriber, or potential subscriber, within the City to the cable television system.

K. Any right, power or duty of the City, the City Council, the Agency, or any official of the City under this Franchise Agreement may be transferred, or delegated, by Ordinance, resolution or other appropriate action determined by the City Council, to an appropriate officer, employee or department of the City or any other legal authority, including any intergovernmental agency created for the purpose of regulating the operation and development of the cable television system.

SECTION SIX: GRANT OF NON-EXCLUSIVE FRANCHISE

A. The City of Mt. Carmel hereby grants to Grantee the non-exclusive right and privilege to construct, erect, operate, and maintain in, upon, along, across, over and under Public Streets, Public Ways and public places now laid out or dedicated, and all extensions thereof and thereto, in the City, poles, wires, cables, underground conduits, manholes and other television conductors, and fixtures or appurtenances necessary for the maintenance and operation of a Cable System.


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B.       Nothing in this Franchise Agreement shall affect the right of the
         Franchising Authority to grant to any other Person a Franchise or right to occupy and use the Public Streets, Public Ways or public places or any part thereof for the erection, installation, construction, reconstruction, operation, maintenance, dismantling, testing, or repair or use of a Cable System within the City of Mt. Carmel.

C. Where any damage is caused to any City property during construction, installation, or maintenance by Grantee, the City shall notify the Grantee of such damage and shall provide an estimate of the costs of repair. Grantee shall notify the City within ten (10) days, or immediately where such damage affects the health or safety of City residents, whether it will undertake the repair, or will advise the City to arrange for the repair. The costs of such repairs including all service and materials required by the City will be billed to the Grantee. The charges shall be paid within forty-five days of the date of billing or the City, at its option, may withdraw the cost of such repairs from the Security Fund established by Section 24 of this Agreement.

SECTION SEVEN: CONTINUITY OF SERVICE MANDATORY

A. (1) It shall be the right of all subscribers to continue receiving service insofar as their financial and other obligations to Grantee are honored. In the event that Grantee elects to overbuild, rebuild, modify or sell the system, or the City gives notice of intent to terminate or fails to renew this Franchise, Grantee shall act so as to ensure that all subscribers receive continuous, uninterrupted service. If Grantee fails to provide such service, the City retains the right to provide the service.

         (2) In the event of a change of Franchisee, or in the event a new operator acquires the system, the Grantee shall cooperate with the City, and the new Franchisee, or operator, in maintaining continuity of service to all subscribers during a reasonably timed transition period agreed to between the parties. During such period, Grantee shall be entitled to the revenues for any period during which it operates the system.

B. In the event Grantee ceases transmission of the system's cable services, for twenty-four (24) hours without prior approval of the City, the City may, at its option, seek judicial relief to operate the system, or to designate an


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         operator until such time as a permanent operator is selected. If the
         City is required to fulfill this obligation for Grantee, the City shall be entitled to revenue derived from the system's operation, and Grantee shall reimburse the City for all reasonable costs or damages in excess of revenues from the system received by the City during its period of operation that are the result of Grantee's failure to perform. Notwithstanding the foregoing, cessation of transmission of the system's cable services due to circumstances beyond the control of the Grantee shall not entitle City to seek judicial relief to operate the system or designate another operator to do so.

SECTION EIGHT: NOTICES

All notices herein provided for shall be deemed given when deposited in the U.
S. Mail, as registered or certified mail (prepaid), addressed to the parties as follows:

To the City:      City of Mt. Carmel
                  219 Market Street
                  Mt. Carmel, IL 62863
                  ATTN: City Administrator


To the Company:   Enstar IV PBS Systems Venture
                  11 Clearing Avenue
                  Taylorville, IL 62568

                  and

                  Enstar
                  12444 Powerscourt Drive
                  St. Louis, MO 63131
                  Attn: General Counsel


Either party shall have the right, in writing, to change the address to which notice to such party may be sent.

SECTION NINE: BOOKS AND RECORDS


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A.       (1) Records shall be maintained and provided as described in Ordinance
         Section 12 except as provided herein.

         (2) The Grantee shall provide a copy of the semi-annual proof of performance test and a copy of Form 320 required annually for the reporting of CLI results.

         (3) (a) During the period of time in which the cable system is being rebuilt, the Grantee shall endeavor to correct the current technical signal problems and may be required to submit technical test information to a cable engineer employed by the City upon reasonable notice.

         (3) ((b) Semi-annually during the first two (2) years of the Franchise Agreement, the Grantee shall provide, within thirty (30) days of receipt of a written request by the City, a summary report of service calls and system repair calls initiated either by the subscriber or at the Grantee's own recognition of a problem. Such a summary report shall be prepared and submitted to the City in accordance with all applicable subscriber privacy regulations and laws.

         (4) (a) The original records identified herein, upon which the summary reports are written shall be retained for not less than three (3) years.

         (4) (b) The Grantee's system performance tests which shall be kept for five (5) years in accordance with 47 C.F.R. Section 76.1704 and the results of these tests shall be available to the City upon its reasonable request.

B. Upon termination of this Agreement at the expiration of the term provided in Section 5, or otherwise, Grantee shall continue to be required to make the financial certification and annual reports required in the Ordinance, Section 12 until such time as all payments due the City under this Agreement have been paid and accounted for to the reasonable satisfaction of the City.

C. The City may request a duplicate of any, or all reports required to be filed with Federal and State regulatory agencies, and the Grantee shall provide, at the Grantee's expense, said copies within ninety (90) days of the City's written request. Notwithstanding, the City may require a copy of a particular report, or document, or filing upon reasonable notice to the

Grantee and the Grantee shall provide a copy of same within thirty (30) days of said notice at Grantee's expense.

D. (1) The telephone logs required under Ordinance Section 12-2C shall be kept by exception; meaning that only those instances in which the Grantee has deviated from the requirements of the Enabling Ordinance
         Section 14, shall be noted and reported. The Grantee, and his telephone answering service, shall track the exceptions using the same method. Upon written request of the City, the Grantee shall keep more detailed telephone logs reflecting all calls received by the system, or the answering service, and the disposition of said calls in accordance with Enabling Ordinance 14 for a period not to exceed two (2) weeks, provided however that the City may, upon a declaration that a telephone service problem continues to exist after the two week testing period, require such additional time that in the City's wisdom is determined as reasonable investigative period.

         (2) Until such time as the Grantee does deploy a telephone system, whether in whole or in part, capable of tracking busy signal, calls abandoned, hold time, number of rings before pick-up, and number of calls into the system, as described in paragraph (D)(1) above, the Grantee shall track telephone calls.]

E. (1) Grantee shall provide financial information which will allow the City to identify system revenues for the computation of the franchise fees. All financial information with respect to subscriber revenues will be franchise specific.

         (2) The Grantee shall within sixty (60) days of receipt of a written request file with the City FCC Series Form 1200, or other like form which may be adopted by the FCC from time to time. The filing of this form shall be required whether or not the City has certified for rate regulation. The data from FCC Form Series 1200 may be used by the City to determine if a rate is unreasonable and thus prompt the City to initiate certification from the FCC.


SECTION TEN: FRANCHISE AND PROFESSIONAL FEE PAYMENTS

A. As part of the consideration supporting the award of this Franchise Agreement and the City's permission to use the public Streets and Public Ways and lands of the City, Grantee shall pay to the City on a quarterly basis in the manner as specified in Section 11.1 of the Ordinance which may include delivery by overnight courier or a form of registered mail, an amount equal to five percent (5%) per year of Grantee's Gross Revenues received, as permitted by law, less refunds for gross revenues received for the preceding quarter. Gross Revenue shall be defined as stated in Section 2.0 hereinabove. To the extent permitted by law, and in accordance therewith, increases in Franchise Fees may be levied by the City after sixty (60) days advance written notice is given to Grantee.

B. Within one hundred twenty (120) days of the end of each fiscal year of the Grantee, the Grantee will submit a statement, sworn to as true and correct, by the Chief Financial Officer or Comptroller of the Grantee, setting forth the Gross Revenues received in the Franchise Area. The Subscriber-related Gross Revenues will be derived from the Grantee's Subscriber billing reports. The non-Subscriber Gross Revenues will be expressed as a ratio of the number of Subscribers in the Franchise Area and the total number of Subscribers in the operational region in which the Franchise Area is located. Such statement will also include the total amount of refunds to Subscribers in the Franchise Area.

C. Payment of franchise fees by Grantee shall be made on a calendar year, quarterly basis, with payment and the Franchise Fee Reporting Form to be submitted to the City no later than 60 days after the close of the respective quarter. The franchise fee shall be sent to the attention of the City Administrator. The Company shall provide on or before April 30 of each year a report of the franchise fees paid hereunder during the preceding fiscal year, which shall be certified as true and correct by an officer of the company. The parties agree that the procedures set forth in this paragraph shall satisfy the requirement of Section 11 of the Enabling Ordinance.

D. In the event Grantee continues operation of any part or all of the Cable System beyond the cancellation or expiration of this Franchise Agreement, Grantee shall pay to the City the compensation as set forth hereinabove at the rate in effect at the time of such cancellation or expiration, and in the manner set forth in this Franchise Agreement, together with all taxes it would have been required to pay had its operation been duly authorized.

E. The Grantee shall provide to the Franchising Authority with the executed acceptance of the Franchise, a non-refundable fee for the transfer or renewal of Grantee's cable Franchise which shall be applied to solely defray costs incurred by the Franchising Authority for professional services incurred through the Franchise renewal process or the process of transfer, delegation, or assignment of the Franchise. The Grantee shall pay to the City the actual costs incurred by the City for review, analysis, and preparation of documents related to the process of transfer, delegation, or assignment of the Franchise to an amount which shall not exceed Four Thousand Dollars ($4,000.00). The City shall notify the Grantee of the anticipated expense for said transfer investigation and determination not more than ninety (90) days after receipt of the Grantee's official written notice of request to transfer the Franchise Agreement and shall provide the Grantee with a capped figure for the expenses and costs of the transfer not later than one hundred and ten days after the official written notice of request to transfer has been received from the Grantee. Payments made to the City for reimbursement of the costs of transfer, delegation, or assignment, shall not be considered as part of the Franchise Fees paid to the City.

SECTION ELEVEN: TRANSFER OF THE FRANCHISE

A. (1) The transfer of this Agreement shall be conducted as stipulated in the Enabling Ordinance Section Eight (8). The transfer applicant or the City may request that other issues be reviewed but neither the City nor the applicant shall be obligated to review issues other than those so described herein.

         (2) (a) The transfer applicant shall provide sufficient financial information as may be required by the City that assures to the City that there will be no substantial negative impact on the Franchise Agreement provisions and shall also provide proof of insurance.

         (2) (b) All of the rights and privileges and all of the obligations, duties and liabilities created by this Franchise shall pass to and be binding upon the successors of the City and the successors and assigns of Grantee and the same shall not be assigned or transferred without the written approval of the City Council, which approval shall not be unreasonably withheld. However, neither this Section, nor the requirements of Section 8-2 of the Enabling Ordinance, shall prevent the assignment or hypothecation of the franchise by Grantee as security for debt without such approval, regardless of the percentage. Moreover, transfers or assignments of this franchise between any parent and subsidiary corporation or between entities of which at least fifty percent (50%) of the beneficial ownership is held by the same person, persons, or entities shall be permitted without the prior approval of the City Council.

         (3) Any transfer approved by the City shall be made by a bill of sale, or similar document, evidencing closing of the transaction, an executed copy of which shall be filed with the City Clerk within sixty (60) days after any such transfer

         (4) Grantee shall provide the City with a completed FCC Form 394 thirty
         (30) days after notification to the City of the intent to transfer the Franchise Agreement.

B. A transfer by any sale of assets and/or stock, transfer, assignment, mortgage, pledge, lease, sublease, or other encumbrance of whatever kind or nature, made in violation of the Ordinance and/or Franchise Agreement shall be void and may result in revocation of the Franchise Agreement.

C. All reasonable costs and expenses incurred by the City to investigate and determine the appropriateness of the transfer shall be paid by the Grantee, or the transfer applicant, prior to the City's acceptance of the transfer.

SECTION TWELVE: RENEWAL OF THE FRANCHISE AGREEMENT

A. (1) Renewal of this Agreement shall not be construed to be unilateral and unconditional. The City and the Grantee shall perform in compliance with governing laws and regulations.

         (2) Grantee shall provide such reasonable information to the City, as requested by the City, as to allow the City to fully investigate, examine and review those areas of concern.

B. All requests by the Grantee for transfer of the Franchise Agreement or renewal of the Franchise Agreement shall be in writing.

SECTION THIRTEEN: PERFORMANCE EVALUATION HEARINGS

A. The City and Grantee shall adhere to the provisions of Section 6 of the Ordinance.

B. Information provided during the Performance Evaluation shall be that which is described in the Ordinance and/or Franchise Agreement and as may be reasonable for the review of the Grantee's performance. The City shall provide the Grantee an agenda for the Performance Evaluation and a log of information and/or topics the City intends to review thirty
         (30) days prior to the date of the Performance Evaluation.

SECTION FOURTEEN: SOLICITATION OF SUBSCRIBERS

A. Nothing shall prohibit Grantee from soliciting subscriptions prior to the commencement of operation provided that each such potential subscriber is advised in writing:

         (1) Of a reasonable estimate of time when the cable system will commence operation;

         (2) That such subscriber may cancel his or her subscription at any time prior to the commencement of service and thereby accrue no charge or penalty, and that deposits shall be refunded within fifteen (15) days.

B. Grantee shall provide to the City upon written request all solicitation materials used by Grantee in the solicitation or education of potential and current subscribers.

C.       Telemarketing.

         (1) pre-recorded messages shall identify the cable company; and

         (2) the pre-recorded message shall release the called party's phone line within five (5) seconds of a hang-up.

D. The Grantee shall have a rate structure for the provision of cable service that is uniform throughout the franchise territory pursuant to
         Section 76.984 of the FCC's rules, 47 C.F.R. Section 76.984, except that the Grantee may offer special rates to newly activated portions of the system for a reasonably limited duration.

E. The Grantee may offer reasonable discounts to senior citizens and other economically disadvantaged groups.

SECTION FIFTEEN: CONSUMER SERVICE AND PROTECTION

A. As consideration for the granting of this Franchise, the City and Grantee shall agree to adequate standard of performance for customer service identified in Section 14 of the Ordinance and in the Franchise Agreement during the Franchise Term. Failure of Grantee to meet such standards for performance may subject Grantee to liquidated damages as set forth in Section 24 herein.

B. (1) Grantee shall provide all installation, reconnection, transfers and any other standard physical work required within seven (7) business days, under normal operating conditions, after a subscriber's placement of a service request.

         (2) Weather permitting, Grantee shall commence a non-standard installation within fifteen (15) days of the receipt of all approvals, necessary system equipment, make ready and system plans. The Grantee shall be reasonable in his efforts to secure the same.

         (3) Grantee shall make all reasonable efforts to complete a service level change immediately upon request of the subscriber but in no case in excess of seven (7) business days after such request. A request for a downgrade in service by a subscriber shall result in the immediate cessation of billing for that service regardless of when the physical change in service is completed by the Grantee.

         (4) Disconnection of service shall be in accordance with Ordinance
         Section 14-12.

C. (1) (a) There shall be no charge to the subscriber for the disconnection of a programming service. The Grantee may charge the subscriber a reasonable fee for a downgrade in service. A reasonable fee shall not exceed the amount permitted pursuant to FCC rules and guidelines, if the subscriber has an addressable converter. Subscribers that do not have an addressable converter can be charged with reasonable and actual costs of providing the downgrade in service.

         (1) (b) The Grantee may charge a slightly higher rate for tier service changes for those subscribers changing tiers more than twice a year. The exception would be for special promotions in which the subscriber is given an inducement to subscribe to a service and that subscriber cancels the service within thirty (30) days. That subscriber shall be charged no more than the nominal amount, or the amount indicated on the promotional literature, whichever is less.

         (1) (c) If the Grantee can demonstrate an unusually high churn rate for his system, he may petition the City for an increase in the tier service charge.

         (2) (a) The Grantee shall not require a subscriber to enter into a service contract for longer than twelve (12) months in connection with any promotion or marketing vehicle. Any subscriber who disconnects or downgrades, for poor reception during any promotion period shall not be penalized for electing said option to downgrade or disconnect.

         (2) (b) A subscriber who has a change of mind during the promotional period may disconnect from all subscriber service without penalty. A subscriber who downgrades during this period may be required to pay for any waived, or reduced, installation fee, with the rate for the installation fee being no higher than the rate charged to a subscriber for similar, or like, service in the thirty (30) day period prior to the promotional period. A subscriber who downgrades his service during the promotional period may be charged the difference between the promotional price of the service and the posted rate for that service as applicable during the thirty (30) day period prior to the promotional period.

         (3) A subscriber may change his service without charge within thirty
         (30) days of a retiering, or change in rates, initiated by the Grantee.

D. For the purpose of billing, outlets that are placed in individual rooms in a commercial institution where the resident/patient is billed as an individual by the cable operator, excluding bulk billing agreements between the cable operator and the facility management, shall be considered permanently installed and the operator shall be prohibited from charging an installation fee for the outlet after the first placement of the outlet in the building. The operator may charge a resident/patient a reasonable activation fee for service in a room where an outlet had previously been installed.

E. (1) Grantee shall provide all credits and adjustments on the first billing after the cut-off date preceded by the subscriber's request for adjustment and the Grantee's approval of same; provided however, that adjustments processed within four (4) days of the end of a billing period shall appear on a subscriber's bill no later than the second billing after the cut-off date preceded by the subscriber's request. Refunds due the subscriber shall be issued by check not later than thirty (30) days after the approval of same.

         (2) Grantee shall initiate prompt corrective action within twenty-four
         (24) hours of receipt of the subscriber's telephone call and within ten
         (10) business days of receipt of a subscriber's written complaint to resolve subscriber billing and customer service complaints. Calls received on a non-business day, or after normal operating hours, shall be responded the next business day in the manner described herein. Technical service calls shall be responded to as described in Section 15, paragraph R.

         (3) All customer service representatives shall be instructed, pursuant to Grantee's service manual and training program, to advise any subscriber who is entitled to a credit, refund or other adjustments, when such adjustment will appear on the subscriber's bill.

         (4) Delinquent notices shall be sent to subscriber in an envelope that is not different in shape or color than the Grantee's normal billing envelope. The notice itself may be of any color as the Grantee determines is applicable. The Grantee shall not use a postcard for the delivery of delinquent notice.

F. Grantee shall maintain on its own, or in concert with a third party, a local facility within the City of Mt. Carmel with capacity to accept payments, receive converter deposits, remote units and other related equipment. The Grantee shall notify the Franchising Authority in writing how it intends to comply with this provision. Within ninety
         (90) days of the acceptance of a Franchise Agreement, said local facility shall be open to the general public at least a minimum of forty-four (44) hours per week. Of that time, there shall be a minimum of four (4) hours on Saturday between 9:00 AM and 5:00 p.m., and at least one (1) day per week in which the office is open between 9:00 AM and 11:00 AM, and one (1) day per week in which the office is open between 5:00 PM and 7:00 PM.

G. Grantee shall provide staffing appropriate to meet the requirements of this Section.

H. Customer service operators, marketing personnel, management, sales persons and service technicians, including contracted help, shall identify themselves by name. When performing work at a customer's home, a company identification badge shall be displayed on the outer clothing of the technician or contractor.

I. The cable operator shall be required every third year at the City's request, to conduct a subscriber survey of its current subscribers to determine the degree to which the operator is meeting the needs of the community. The survey shall be conducted as an activity of any Performance Evaluation Session that may be scheduled by the City in accordance with Ordinance Section 6-1. Results of the subscriber survey will be provided to the City prior to the conclusion of the Performance Evaluation Session.

J. The Grantee shall not charge a subscriber for any service or equipment that the subscriber has not affirmatively requested by name. For purposes of this Franchise, a subscriber's failure to refuse the Grantee's proposal to provide such service or equipment shall not be deemed to be an affirmative request for such service equipment.

K. Grantee shall notify all potential subscribers through any of its marketing literature and video promotions, and through personal sales presentations that the Grantee has for sale equipment which shall facilitate the reception of cable service by hearing impaired individuals. Provision of services and equipment for disabled individuals shall be as provided in the Ordinance, Section 13-2.

L.       Credit for loss of service shall be as provided for in the Ordinance
         Section 14-9.

M. (1) The Grantee shall provide thirty (30) days advance written notice to subscribers of any change in channel assignment, or a change in the video programming service provided on any channel in accordance with the requirements of the Cable Act, as amended from time to time.

         (2) The Grantee shall make available free of charge a channel line-up description describing the channel number and the programming service carried on that channel. The channel line-up may be provided in the form of a card or decal, or other acceptable medium. The Grantee shall provide, upon a subscriber's request, printed channel line up cards of sufficiently large print for the visually disabled.

N. The Grantee shall provide, on a reasonable basis, a technical service and installation schedule that allows for subscribers to have service calls on Saturday.

O. (1) Grantee shall issue an informational packet within three (3) months of signing the Franchise Agreement. The packet shall be reflective of the requirements for customer service, billing, installation, credits for lost service, and receipt of a monthly statement.

         (2) The packet shall be given to all new subscribers, and all current subscribers. New subscribers shall be issued the packet in conjunction with the installation of service. Current subscribers shall have the packet available at the local customer service office and bill payment centers and upon request of a subscriber, the Grantee shall cause to have the packet delivered to the subscriber. The Grantee shall make available sufficient copies of the packet to be distributed at the City Hall.

P. (1) The Grantee shall not identify as a separate line item on the subscriber's bill any fee, tax, assessment, or cost not provided for in
         Section 622(c) of the Cable Act (1992) or as may be permitted pursuant to federal law or FCC rules.

         (2) Itemized fees and costs shall be shown as a breakout of the bill and not as an addition to the subscriber's bill in accordance with the FCC rules and regulations as amended from time to time.

Q. The Grantee shall provide an "open box" outlet for all of the Grantee's service, excluding pay-per-view, capable of passing through all of the Grantee's programming for the purpose of monitoring the Grantee's transmission. Said open box shall be located within a municipal office designated by the City. There shall be no installation or programming service charge to the City for this outlet. The Grantee shall provide an initial VHS VCR (videotape recorder) for the recording of the system programming when the municipal office is closed for the purpose of continuous monitoring.

R. (1) Grantee shall make its best efforts to take corrective actions in response to all subscriber technical service calls, other than major system outages reported Monday through Saturday, within 24 hours of the time the problem is reported providing that the call is received by the Grantee not later than 12:00 p.m. (noon) of that day. Calls received after 12:00 p.m. (noon) Monday through Saturday may be responded to the next service day.

         (2) The Grantee shall offer the subscriber the choice of morning or afternoon appointment.

         (3) A major system outage shall be responded to in accordance with the Ordinance Section 14-8D.

         (4) The requirements of Section 15 R are reflective of normal operating conditions. In the event of other than normal operating conditions, the Grantee shall notify the City of any problems in meeting its technical and installation schedules and shall make every reasonable effort to respond to subscribers in an expeditious manner.

S. As a condition of this Franchise, Grantee shall implement a procedure to resolve Subscriber complaints in accordance with its internal policies and the provisions of this agreement.

T. Grantee shall follow the procedure for handling Subscriber complaints as delineated in this agreement. Within three (3) months from the date of execution of this Franchise Agreement, Grantee shall notify all current Subscribers of the complaint process, the rights to credits for outages, the service call response requirement, policies concerning disconnection and reconnection and the requirement to remove Grantee's equipment from Subscriber premises upon disconnection. Subsequently, Grantee shall provide this information on an annual basis. Upon execution of this Franchise Agreement, Grantee shall begin, within three (3) months, notifying all new Subscribers of the above specified information at the time original service is obtained.

U. Grantee shall provide at the time of Installation, at least annually, when there is a change to information provided Subscribers, and upon request by a Subscriber, that information which is required hereunder, along with the Grantee's policies regarding disconnection and reconnection of service.

V. (1) Grantee shall establish and conform to the following policy regarding refunds to Subscribers:

         (A) If Grantee collects a deposit or advance charge on any service or equipment requested by a Subscriber, Grantee shall provide the service or equipment within thirty (30) days of the collection of the deposit or charge or it shall refund the deposit or charge within forty-five
         (45) days thereafter. Nothing in this Agreement shall be construed to:

         (1) relieve the Grantee of any responsibility to Subscribers under any contractual agreements into which it enters with them; or

         (2) limit Grantee's liability for damages because of its failure to provide the service for which the deposit or charge was made.

W. (1) Grantee shall, under normal operating conditions, answer telephones staffed by customer service representatives, or through a service or automated response system, within thirty (30) seconds, including wait time, from when the connection is made. If the call needs to be transferred, transfer time shall not exceed ninety (90) seconds. These standards stated herein shall be met no less than ninety percent (90%) of the time as measured on a quarterly basis under normal operating conditions. Grantee shall follow the definition for normal operating conditions as established by the FCC under Code of Federal Regulations Title 47, Section 76.309(c)(4)(ii).

         (2) Grantee shall, under normal operating conditions, assure that the customer obtains a busy signal no more than three percent (3%) of the time as measured on a quarterly basis.

         (3) Incoming telephone calls from Subscribers to the Grantee shall not exceed an abandonment rate of five percent (5%) as measured on a quarterly basis.

         (4) Grantee shall establish a maintenance service capable of identifying, locating and correcting system malfunctions in an expeditious manner. Said service shall be available on a twenty-four
         (24) hour basis, seven (7) days per week to restore service of the Cable System to Subscribers in the event of significant deficiencies or failure of the Cable System.

         (5) Grantee shall provide to Subscribers a listed local or toll-free telephone number for service and repair calls. The telephone number may be the same as that required in the notice provision hereof.

         (6) Excluding conditions beyond the control of the Grantee, Grantee shall begin working on service calls, requests and interruptions to cable service promptly, and in no event shall the response time for calls received between 7:00 a.m. and 12:00 midnight exceed four (4) hours, except that the Grantee or its employees shall not be required to perform work past 12:00 midnight. In the event that the Grantee suspends work at 12:00 midnight, it shall complete the work necessary to correct the service call, request, interruption or other service problems the following day. The Grantee shall begin action to correct service calls, requests, interruptions and other service problems not later than 7:00 a.m. if the call is received after 12:00 midnight.

         (7) For each repair, service, Installation and Installation-related activity call, the Grantee shall establish either a specific time for an appointment with the customer or at maximum a four-hour time block from the effective date of this Agreement. Grantee shall establish a goal of achieving a three-hour time block for scheduling repairs, service, Installation and Installation-related activities within one year from the effective date of this Agreement, and a goal of achieving a two-hour time block within two (2) years from the effective date of this Agreement and thereafter for the duration of this Agreement. Said time blocks shall be scheduled during the Grantee's hours of operations. The Grantee may, at its discretion, schedule service calls and other Installation, or Installation-related activities outside of its usual hours of operations for the express convenience of the customer.

         (8) Grantee, or its agents or designees, shall not cancel an appointment with a customer after the close of business on the business day prior to the appointment.

         (9) Upon completion of the service call, Installation or Installation-related activity, the customer shall receive a notification of the service call. Grantee may either notify the Customer in person or leave a notification attached to the front door of the Subscriber's premises or send said report by United States mail within fourteen (14) days of the service date if the customer is not present at the time of the service call.

         (10) A representative of the Grantee shall contact a customer in the event that a service repair technician or other representative of the Grantee is running late for an appointment and will be unable to keep the scheduled appointment time. Grantee or its representative shall reschedule the appointment, as necessary, at a time which is convenient to the customer.

         (11) The standards promulgated hereunder (Section 15 S thru W) shall be met no less than ninety-five percent (95%) of the time measured on a quarterly basis.

         (12) Grantee shall maintain customer service records in accordance with the records retention policy of Grantee. Grantee shall notify the Franchising Authority prior to any change in said policy which affects the length said records are retained.

SECTION SIXTEEN: SYSTEM DESIGN

A. (1) Grantee agrees to upgrade the existing Mt. Carmel TV System in accordance with Section 17.

         (2) The system, as constructed, shall comply with the buy-through provision of the FCC's rules by pursuant to section 76. 921, 47 C.F.R.
         Section 76.921, to technically allow for subscribers to purchase premium programming without having to buy to a higher service tier than basic cable, except that such provision shall not be applicable pursuant to such section until October 5, 2002.

B. (1) Upon completion of the rebuild, the Grantee shall provide the City with an all channel audio emergency override to be used by the City for the announcement of emergency information; and

         (2) Upon completion of the rebuild, the Grantee shall provide a character generator for the City to provide emergency and other announcements on the Government channel, other such channel that may be utilized by the City in accordance with the terms of this Agreement.

C. The system shall be designed to meet the technical standards adopted by the FCC in its Report and Order, 1992 (47 C.F.R. Part 76, Subpart K), or as amended under the Cable Act.

D. (1) All construction, installation (including subscriber drops), activation, re-activation, and operation of any portion of the Grantee's signal origination or signal processing or signal distribution system and equipment (including but not limited to the towers, antennas, headend, studio, trunk and distribution, and fixed and portable equipment located on or off of the subscriber occupied property) shall comply with all requirements of the most current edition of each of the following publications: National Electrical Code, published by the National Fire Protection Association and the National Electrical Safety Code, published by the Institute of Electrical and Electronic Engineers, Inc.; and as amended from time to time. In the case of any alleged violation of applicable technical standards or safety codes, where the alleged violation does not pose a substantial safety hazard, Grantee shall be given sufficient time to complete any required corrections or repairs, and the City shall not assess any penalty against the Grantee so long as the Grantee shows that it is working promptly, diligently and in good faith to correct any alleged technical violations. A substantial safety hazard shall be defined as one posing an imminent likelihood of causing significant bodily injury if not repaired immediately. The parties hereby agree that it is not the Franchising Authority's intention to subject the Grantee to penalties, fines, forfeitures or revocation of the Franchise for so-called "technical" breach(es) or violation(s) of the Franchise or local cable ordinance, which shall include but are not limited to the following:

         1. in instances or for matters where a violation or a breach by the Grantee of the Franchise or local cable ordinance was good faith error that resulted in no or minimal negative impact on the customers within the Service Area; or programming; applicable data sharing between various municipal, library, school, and government institution.

                  (2) The Grantee shall be responsible for providing the engineering necessary and equipment required at the headend and within the cable system for said interconnection except that any equipment required by an individual user to receive or transmit upon the interconnect, except that which is described herein, shall be the responsibility of the user.

SECTION SEVENTEEN:       SYSTEM IMPROVEMENT, RECORDS, STANDARDS AND INSURANCE

A.    (1) The Grantee shall upgrade its Cable System within the Franchise
      Area. The upgraded Cable System will include a fiber-optic trunk and node topology. The Grantee shall have a twenty-four (24) month time period to substantially complete make-ready and physical reconstruction of its Cable System from the effective date of this Agreement. If this Cable System is acquired by Gans Multimedia, LLC, then this time period shall run from the date of the acquisition of the Cable System.

      Within one hundred eighty (180) days of the date of this Agreement, or 180 days from the acquisition of the Cable System by Gans MultiMedia, LLC, whichever is later, the Grantee shall submit a written report of the status of the upgrade. such report shall be in reasonable detail to permit the grantor to assess the progress of the grantee toward completion of the upgrade. Thereafter, the Grantee shall submit supplemental written reports to the Grantor not less often than quarterly.

      (2) Upon completion of the upgrade of the Cable System, said system shall have a minimum Channel capability on the Cable System of eighty-three (83) video programming services. The Cable System shall have the ability to support digitally compressed signals.

      (3) Grantee shall provide, subject to economic feasibility in the Grantee's sole discretion, the Franchising Authority with a plan for implementation of no fewer than twenty-five (25) additional Channels within three (3) months of the completion date of the reconstruction of the Cable System. Thereafter, the Grantee shall meet with the Franchising Authority on an informal basis to discuss planned Channel additions.

      (4) Grantee shall provide to all of its Subscribers all components of the television signal (video and audio) including, but not limited to, subcarriers and information in the Vertical Blanking Interval to the extent that such components are required to be carried by applicable federal law.

      (5) Notwithstanding the foregoing, the Grantee shall, at all times during the term of this Agreement, provide to all Subscribers the component carried in Line 21 of the Video Blanking Interval. It is the intention of the foregoing sentence that the Grantee will provide the necessary component of the signal required for reception of closed-captioning data for the hearing impaired.

      (6) Grantee shall incorporate into this Franchise Agreement a best estimate of a schedule for reconstruction of the Cable System, including Grantee's timetable including phasing-in for commencement or enhancement of cable services to Subscribers. Said schedule shall be found in Schedule III of this Agreement.

      (7) Grantee shall build its Cable System so that it is capable of providing service to all residences and businesses located along public rights-of-way located within the Franchise Area. Service will be provided at then-prevailing Installation charges except where the Subscriber Drop is not a standard Installation, in addition to the prevailing Installation charge. Grantee may charge the Subscriber the difference between Grantee's cost of installing a standard installation and the cost of installing the nonstandard Installation. For the purpose of this Agreement, a standard Installation shall mean a cable connection that is located up to one hundred fifty (150) feet from the existing distribution system, or such Installations where adverse terrain (such as excessive rocky conditions) or other factors render the extension of the system economically or technically more expensive or difficult then typically encountered by Grantee in its normal operations.

B. The Grantee shall be responsible for, and shall indemnify, defend and hold harmless, the City and its officers, agents and employees from any and all damages arising out of or resulting from any of the Grantee's activities in the restoration of public and private property, and Grantee shall procure and maintain, throughout the term of this Franchise, liability, worker's compensation, and those types of insurance referred to in Section 20 of the Franchise Ordinance, from an insurer licensed to do business in the State of Illinois carrying a rating of B+ by Best's Insurance Rating Services, and approved by the City. Said insurance shall insure Grantee and the City with regard to all damages mentioned herein, in the minimum amounts of:

            $2,000,000 for bodily injury or death to any one (1) person;

            $2,000,000 for bodily injury or death resulting from any one (1) occurrence;


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
            $5,000,000 for umbrella liability coverage.

      At the time of acceptance, Grantee shall furnish to Franchising Authority a certificate naming the City, its officers, agents, and employees as additional insureds. Such certificate shall require that the Franchising Authority be notified at least thirty (30) days in advance prior to any expiration, and thirty (30) days in advance prior to any cancellation. All premiums on policies required by this Franchise Agreement shall be at the expense of the Grantee.

 C. The Grantee shall notify a subcontractor of required restoration of public or private property. If the restoration is not completed in a reasonable period of time and/or to the satisfaction of the City or the resident, then the Grantee shall restore said property. It shall be the responsibility of the Grantee to resolve claims between the resident and/or the City and the subcontractor employed by the Grantee to provide restoration service. All claims shall be resolved in a reasonable and expeditious manner. A resident that is not satisfied with the resolution or progress of his claim may seek assistance from the City.

 D. Upon termination of a subscriber's service, the Grantee shall, upon the subscriber's request, restore the exterior of the dwelling unit in as good a condition as is reasonably possible and at the Grantee's expense. Interior restoration shall be the responsibility of the subscriber.

 E. Permit and license requirements shall be as those applicable under the Ordinances of the City, the State, or the County. A "Record of Construction Permit" shall be submitted by the Grantee prior to construction or re-construction.

 F. The Grantee shall provide, upon request, a monthly construction schedule to the City during periods of construction, up grade, rebuild or re construction. Said construction schedule to be reviewed by the City. No construction, or re-construction shall commence without the approval of the Public Works Department.

 G.   Temporary service drops:

      (1) (a) Laid after the ground has thawed shall be buried between March and October unless the Grantee receives permission from the City to delay burial.

      (1) (b) Weather and ground conditions permitting, temporary drops shall be buried as expeditiously as possible but in no event later than twenty-one
      (21) days after placement without the expressed written permission of the City.

      (2) Weather and ground conditions permitting, temporary drops laid after the ground has frozen, "snow drops," shall be buried not later than May 15 of the following season.

H. (1) Contractors employed by the Grantee for construction and installation of cable plant shall be licensed under all local ordinances and state laws and shall carry sufficient liability insurance in the amount of not less than One Million Dollars ($1,000,000). All subcontractors shall submit proof of insurance to the Grantee and Grantee shall maintain a copy of said insurance policies.

      (2) All contractors employed by Grantee for installation, maintenance, construction or repair of the system must be properly licensed under the laws of the State of Illinois, and all relevant local Ordinances. In addition to the vehicle identification required in the Ordinance Section 14-6B, all contractor employees or agents shall display an identification badge on their person, displayed wherever practicable, which identifies the person as working for or on behalf of the Grantee.

I. All conditions and requirements of construction apply to the reconstruction, in part or in whole, of the cable system.

J. Pedestals shall be placed as near as practicable to an existing utility pedestal and pole unless an exemption is granted by the City and said exemption not to be unreasonably denied. Pedestals placed prior to this Franchise Agreement are grandfathered until such time as the pedestal is replaced, or moved by the Grantee to accommodate the system design.

K. Grantee shall have use of the utility easements to construct and maintain the cable system.

L. The Grantee shall have been deemed to have provided service as required under the Ordinance if service is available on a non-discriminatory basis for immediate usage to an owner, or legal representative, or tenant of a dwelling unit or commercial business unit in accordance with the terms and conditions of this Franchise Agreement.

M. A construction bond of Two Hundred Fifty Thousand Dollars ($250,000.00) shall be required for the initial rebuilding of the cable system, said rebuild to be completed within twenty-four (24) months of the signing of the Franchise Agreement. The City may grant an extension of the construction period upon a reasonable showing of cause by the Grantee and the City shall not be unreasonable in the grant of an extension. During other periods of construction, or re-construction, the Grantee shall, at the request of the City, provide a construction bond in accordance with the Ordinance Section 18-13. The City may grant a waiver of the construction bond, if the City determines that the Grantee's insurance coverage is sufficient to protect the interests of the City. If said waiver is granted, the Grantee shall name the City as additionally insured on all insurance policies identified by the City.

N. All of Grantee's as built maps shall, at a minimum, identify the location of Grantee's equipment on utility poles and on the ground; the number of the utility pole passed or attached to. Each map shall utilize a north-south and east-west baseline. A copy of the as built maps shall be provided to the City upon completion of the build, or re-build, of the system. A copy of any section of the map which is modified for reasons of construction or other changing activity at a later date shall be filed with the City not more than sixty (60) days after said modification.

O. The Grantee shall allow the City to install its radio communications antennas on the Grantee's towers providing that said installation shall not interfere with the Grantee's own equipment, The City shall be responsible for the maintenance of said equipment. There shall be no charge to the City for the use of said tower space.

SECTION EIGHTEEN: LINE EXTENSION

A. The density requirement for line extension throughout the corporate boundaries of the City shall be fifteen (15) households per cable route mile.

B. (1) The Grantee shall be reasonable in determining the placement route of the cable so as not to unduly disenfranchise any potential subscriber, or to unreasonably cause a subscriber to pay for cable plant construction as provided for under the Ordinance and Franchise Agreement.

      (2) In the event that a subscriber, or group of subscribers, is denied cable service due to insufficient density, as determined by the Grantee, those subscribers may seek recourse through the City to have service extended. The Grantee and the City shall determine if there is an alternative route for the placement of cable that would provide the density of fifteen (15) households without substantial financial hardship for the Grantee.

SECTION NINETEEN: SYSTEM MAINTENANCE

A. (1) The Grantee shall maintain a technical staff of not less than one (1) regional chief technician and a sufficient number of service technicians to respond to technical and service calls in accordance with the terms of the Ordinance and Franchise Agreement. Sufficient technical service personnel shall be trained in fiber technology including the proper testing and repair of the fiber cable utilized in the Grantee's system.

      (2) Grantee shall maintain a staff of not less than one (1) on-call service technician from 5:00 p.m. to 10:00 p.m. Monday through Friday; and from 12:00 p.m.(noon) until 10:00 p.m. Saturday and Sunday to respond to system technical problems. Inclusive of the on-call requirement described herein, a service technician shall be on call twenty-four (24) hours a day to correct a major system outage. When calls from subscribers are received after 10:00 p.m. and before 8:00 a.m., the answering service shall notify the on-call technician when three (3) subscriber calls within thirty (30) minutes are received reporting no picture and/or no sound. It shall be the responsibility of the on-call technician to determine if there is a major system outage and to either respond to the outage with the appropriate corrective action. The Grantee shall arrange for subscribers to be notified, by telephone, on the next business day that a service call will be scheduled in accordance with the Franchise Agreement Section 15 W (7).

B. The Grantee shall sweep and balance the trunk and feeder system not less than annually.

C. System monitor test points shall be established at the last amplifier in the longest feeder line and longest trunk line extremities which service the subscribers of the City of Mt. Carmel in accordance with FCC standards.

D. Every reasonable effort shall be made to conduct routine maintenance in residential and other easements during daylight hours between 7:00 a.m. and 7:00 p.m., Monday through Friday. When in a residential utility easement, the Grantee's service personnel shall present proper identification to the resident. Routine maintenance in residential easements shall not be performed on Saturday, Sunday or recognized Federal and/or State holidays; or during national sports events. The Grantee shall not be required to notify the resident of maintenance work being conducted in the municipal or county easements.

E. (1) Emergency maintenance may be conducted at any time but may not unduly interfere with the rights of residents.

      (2) The Grantee shall make every reasonable effort to notify the City Police Department of Grantee's intent to perform emergency maintenance after 4:00 p.m. C.S.T. or 8:00 p.m. C.D.T., in the easements located in the residential parcels.

F. Grantee shall maintain the system quality at the highest professional level for the cable television industry for communities comparable in size to Grantee. To that end, Grantee shall perform, at a minimum, the following tests and procedures as a normal course of action as required by the FCC:

      - Verification of video and audio carrier levels;

      - Adjustment of video AM and aural FM modulation levels;

      - Verification of all carrier frequencies;

      - Verification of all channel processing equipment;

      - Testing of intermodulation components;

      - Alignment of channel encoders (scramblers);

      - Maintenance and inspection of tower and satellite receiving equipment;
        and

      - Proper repair techniques of existing equipment.

G.    An outage shall be defined in Ordinance Section 14-8 D.

H. Grantee may employ an answering service, or automated response call system, to receive subscriber phone calls after business hours. An answering service shall be held to the same customer service phone standards as the Grantee.

I.    Grantee shall provide a toll-free or local number for all service calls.

J.    Grantee's System Preventative Maintenance Policy is adopted and noted.

SECTION TWENTY: PROGRAMMING SERVICES

A. The Grantee shall, at a minimum, provide broad levels of programming including children's programs, local news, national news, sports, movies, education, religious, commercial broadcast, and broadcast public affairs.

B. No one may transmit over the cable system any matter which is legally obscene, or otherwise unprotected by the Constitution of the United States.

C. Grantee shall provide, at no charge, Subscriber cable connections to all Schools and government buildings as identified in Schedule II. Services to be provided at no charge to the aforementioned Schools and government buildings shall include basic service as defined in Section 1.0 of this "Agreement; and all satellite programming tiers provided by the Grantee. In addition, Grantee shall provide "Cable In The Classroom" or similar educational services or programming services to all Schools covered by the provisions of this Section. Premium cable services, including but not limited to Channels such as Home Box Office, Showtime, Cinemax, The Movie Channel, and Encore and any multiplexed Channels derived from such programming networks shall be at the cost of the school or governmental entity. Grantee shall provide outlets to school classrooms and government offices pursuant to Section 17-5 of the Ordinance.

D. Grantee shall reasonably assist the school staff in utilizing and identification of "Cable In The Classroom" programming or similar educational services, programs and/or support material, to the extent the Grantee has industry knowledge of the same.

SECTION TWENTY-ONE: COMMUNITY SERVICES AND EQUIPMENT

A.    Provision of Channels, Programming and Equipment.

      (1) Grantee shall set aside one (1) channel for the provision of public, education and government access ("PEG") services. After the rebuild is complete, whenever the existing PEG access channel shall be used more than 70% of the hours each week for four (4) consecutive weeks and programmed with non-duplicating non-bill board video programming, Grantee shall make a second channel available for PEG access. When such second channel shall be used more than 80% of the hours each week for four (8) consecutive weeks and programmed with non-duplicating non-bill board video programming, Grantee shall make available a third PEG channel which, together with the first and second channels, shall be used for PEG access. In calculating the usage percentage to trigger the provision of an additional PEG access channel, a repeated program may only be counted once in any twenty-four (24) hour period and a maximum of
(4) times after the first run.

B. Channels

      (1) Upon reaching the usage benchmarks contained in Section 21(A) hereof, a Public Access Channel shall be:

      (a) Made available to the general public on a 24-hour basis without charge for use of the channel.

      (b) Made available on a first-come first-served non-discriminatory basis.

      (2) Upon reaching the usage benchmarks contained in Section 21(A) hereof an Education Access Channel shall be:

      (a) Reserved for the exclusive use of the local schools within the City of Mt. Carmel for such programming as may be determined by a committee of local school representatives.

      (b) Made available to the schools on a 24-hour basis with no charge for the use of the channel.

      (3) (1) Upon reaching the usage benchmarks contained in Section 21(A) hereof, a Public Access Channel shall be made available on a 24-hour basis for the exclusive use of the City of Mt. Carmel.

C. Usage Rules for Access Channel and Determination of Need To Initiate Use of the Channel

      1. It shall be at the sole discretion of the school committee and the City as to when it is appropriate for them to initiate use of the Education Access and/or Government Access Channel(s) after the usage benchmarks of Section 21(A) hereof are met.

      2. It shall be the responsibility of the City and participating schools and their representatives to develop rules for the cablecasting of programming, or the importation of programming, for the respective uses of the PEG access channel(s).

D.    Identification of Access Programming

      (1) Grantee shall identify the Public Access Channel(s) on all channel and cable service identification information supplied to subscribers.

      (2) The Grantee shall require that all Public Access programming cablecast on the PEG channel(s) be identified as such. Neither the Grantee nor the Franchising Authority shall have control over the content of the programming of the educational and public access channels.

E.   Training of Users

The Grantee shall not be responsible for any training of users of the access facilities and equipment including limited video production training.

F.   Alternative Provision of Access Facilities and Services

Pursuant to Section 17-7 of the Enabling Ordinance, in lieu of providing certain access facilities and services in this Franchise Agreement and in lieu of the PEG requirements in Section 17 of the Enabling Ordinance, the Grantee may provide the City with the following monetary distribution:

     (1) Within thirty (30) days of the signing of the Franchise Agreement, Twenty Thousand Dollars ($20,000) to be used by the City to provide access facilities and equipment; and (2), if requested by the City, an additional Twenty Thousand Dollar ($20,000) payment at the end of Year Three (3). However, if requested, the additional Twenty Thousand Dollar ($20,000) payment shall only be required if there is a demonstrated community need for the additional access funds. Such need shall be based upon a survey of system subscribers which shall be conducted by the Grantee.

     (2) The survey may indicate an estimated cost per subscriber due to the increase in access support. Upon the City's request, the survey shall also indicate the cost to City resident's to provide the same services through various revenue raising mechanisms available to the residents so that there is an equitable comparison. The questions on the survey, and any accompanying explanation for the reason for the survey, shall be structured to give the subscribers a fair and accurate presentation of the current usage and expected future usage of public, education and government access. The survey shall be approved by the City prior to its release to subscribers.

G.   Equipment

     (1) Grantee shall provide a character generator and a VCR for use by the City in City Hall for the distribution of alpha-numeric messages.

     (2) Maintenance and repair of the television production equipment, and all other PEG Access related equipment, shall not be the responsibility of the Grantee.

H.   Subscriber Outlets

     The Grantee shall provide subscriber outlets in accordance with the Enabling Ordinance Section 17-5.

I.   INSTITUTIONAL NETWORK

     The I-Net shall be constructed pursuant to the requirements in Section 16 of this Franchise.

     SECTION TWENTY-TWO: TIME IS OF THE ESSENCE TO THIS AGREEMENT

     Whenever this Agreement shall set forth any time for an act to be performed by, or on behalf of the Grantee, such time shall be deemed of the essence and any failure within the control of Grantee to perform within the time allotted shall be sufficient grounds for the City to invoke an appropriate remedy and/or penalty and/or liquidated damages under Section 24 herein or possible revocation of the Franchise.

     SECTION TWENTY-THREE: NOTIFICATION TO COMPLY

     A. If the Franchising Authority believes that a substantial violation of breach of a material provision of this Franchise Agreement or the Enabling Ordinance has occurred and that there is sufficient cause to penalize the Grantee, the following procedures shall be followed: The Franchising Authority shall notify the Grantee in writing of any alleged violation or failure to meet any of the terms or provisions of this Franchise or the Ordinance. The Grantee shall be given a period of thirty (30) days from the date it receives notice from the Franchising Authority of the alleged violation of this Franchise or the Ordinance to cure the alleged violation. If the alleged violation cannot reasonably be cured within thirty (30) days, Grantee shall submit a plan showing the actions it proposes to take and the estimated time for completion, and the City shall not impose penalties upon submission of a reasonable, good faith plan to cure any alleged violations. If the alleged violation is not cured or a reasonable plan for cure is not submitted within the thirty (30) day period, the Franchising Authority may take the appropriate steps necessary to penalize the Grantee. Provided, however, that nothing in this section shall be construed to limit or restrict the Grantee's right to appeal the City's actions in state or federal court.

     SECTION TWENTY-FOUR:    PENALTIES, LIQUIDATED DAMAGES, SECURITY FUND AND
                             PERFORMANCE BOND

     A. In the case of a failure to perform within the provisions of this Section, the Franchising Authority shall consider such failures to perform as a material breach of the Franchise. The Franchising Authority shall provide Grantee with notice and opportunity of no less than thirty (30) days to cure such violations, however, if Grantee fails to cure such violations after reasonable notice and opportunity have been provided, the Franchising Authority may consider Grantee to be in default of the Franchise and may, at its option, initiate any proceeding authorized by the Franchise Ordinance or this Agreement.

     B. By acceptance of a Franchise granted hereunder, the Grantee understands and agrees that failure to comply with the material performance requirements as stipulated under the Ordinance or this Franchise after written notice of non-compliance and failure to cure or institute cure within thirty (30) days, will result in damage to the City, and that it may be impracticable to determine the actual amount of such damage in the event of delay or nonperformance; therefore, the Grantee agrees that it shall pay to the City the following amounts which shall be chargeable to the Grantee:

          1. Failure to substantially complete Cable System reconstruction in accordance with the provision of this Agreement and the Franchise Ordinance unless the Franchising Authority approves the delay, or unless such delay was a result of force majeure, the amount shall be One Hundred Dollars ($100.00) per week.

          2. For failure to obtain a material permit where construction, reconstruction or relocation of Cable System or its components within the Public Ways of the City is undertaken, the amount shall be Fifty Dollars ($50.00) per day.

          3. For failure of the Grantee to comply with construction, operations or maintenance standards, the amount shall be One Hundred Dollars ($100.00) per week.

          4. For material failure to provide customer services as stated in
          Section 15 of this Agreement, the amount shall be One Hundred Dollars ($100.00) per week.

          5. For failure to test, analyze, and report on the performance of the Cable System following a reasonable request by the Franchising Authority as contemplated in this Agreement, the amount shall be One Hundred Dollars ($100.00) per week.

          6. For failure to submit timely reports as required under this Agreement and the Franchise Ordinance, the amount shall be Fifty Dollars ($50.00) per day until such reports are received by the Franchising Authority.

     C. In accordance with the provisions of the Franchise Ordinance, the Grantee shall, as a security fund for the faithful performance by the Grantee of all terms and conditions of the Franchise, secure and provide a Security Fund to the City in the form of a cash escrow in the amount of One Thousand Dollars ($1,000.00). Such cash escrow shall be used by the City to draw down liquidated damages for violation of the terms and conditions of the Franchise. In the event that the City should draw down from the cash escrow provided, the Grantee shall restore the value of said cash escrow or corporate guaranty to the total amount provided in this Agreement within thirty
          (30) calendar days. In the event that no withdrawals are required by the City during the first four (4) years of this Franchise Agreement, the amount of the security fund shall be reduced to Five Hundred Dollars (S500.00). In the event that a withdrawal is required by the City within the first four (4) years of this Agreement, the amount of said security fund may be increased to an amount not to exceed Three Thousand Dollars ($3,000.00) in the reasonable exercise of the City's sole discretion upon sixty (60) calendar days notice to Grantee. Grantee shall not use the security fund for other purposes and shall not assign, pledge, or encumber said cash escrow or corporate guaranty for any purpose. The remaining portions of this Section shall continue to apply.

     D. The security fund provided pursuant to this Franchise Agreement shall become the property of the City as liquidated damages, in the event that this Franchise Agreement is terminated by reason of default of the Grantee or revoked for cause. Grantee, however, shall be entitled to return of such security fund or portion thereof as remains on deposit at the expiration of the term of the Franchise, or upon termination of the Franchise at an earlier date, provided that there is then no outstanding default on the part of Grantee.

     E. The rights reserved to City with respect to the security fund are in addition to other rights of City, whether reserved by this Agreement or authorized by law, and no action, proceeding, or exercise of a right with respect to such Security Fund shall affect any other right that City may have.

     SECTION TWENTY-FIVE:   FAILURE OF CITY TO  ENFORCE  THIS  AGREEMENT;  NO
                            WAIVER OF THE TERMS THEREOF, AND FORCE MAJEURE

     Except as provided for in Section 626 (d) of the Act, Grantee, or other parties, shall not be excused from complying with any of the terms and conditions of this Agreement by any failure of the City upon any one or more occasions, to insist upon or to seek compliance with any such terms or conditions.

     Whenever a period of time is provided for in this Franchise Agreement for either the City or the Grantee to do or perform any act or obligation, neither party shall be liable for any delays due to: war; riot; insurrection; rebellion; strike; lockout; unavoidable casualty or damage to personnel, materials, or equipment; fire; flood; storm; earthquake; tornado; orders of a court of competent jurisdiction; any act of God; or any cause beyond the direct control of said party. And in any event, said time period shall be extended for the amount of time said party is so delayed. An act or omission shall not be deemed to be beyond a Grantee's control if committed, omitted or caused by a corporation or other business entity which holds a controlling interest in the Grantee, whether held directly or indirectly. Further, the failure of a Grantee to obtain financing, or to pay any money due from it to any person, including the City, for whatever reason, shall not be an act or omission which is beyond the Grantee's control.

     SECTION TWENTY-SIX: EQUAL PROTECTION

     In the event the Franchising Authority enters into a Franchise, permit, license, authorization, or other agreement of any kind with any other Person or entity other than the Grantee to enter into the Franchising Authority's Public Ways for the purpose of constructing or operating a Cable System or providing Cable Service to any part of the Service Area, the material provisions thereof shall be


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
          reasonably comparable to those contained herein, in order that one operator not be granted an unfair competitive advantage over another, and to provide all parties equal protection under the law.

          SECTION TWENTY-SEVEN: SEVERABILITY

          If any section, subsection, sentence, clause, phrase or portion of this Franchise Agreement is for any reason held invalid or unconstitutional by any court of competent jurisdiction, such portion shall be deemed a separate, distinct, and independent provision and such holding shall not affect the validity of the remaining portions thereof. Any provision, section or subsection of the Franchise Agreement which may be declared unconstitutional, or invalid, by a competent court shall not affect the validity of any other provision, section, or subsection of the Franchise Agreement, and the same shall remain in full force and effect notwithstanding the validity of such other provision, section, or subsection of the Franchise Agreement.

          SECTION TWENTY-EIGHT: ENABLING ORDINANCE

          This Franchise Agreement is subject to all matters, terms and conditions as set out in the City of Mt. Carmel, Illinois, Cable Communication Enabling Ordinance #599 dated November 8, 1993, which are incorporated herein by this reference. In the event of a conflict between this Franchise Agreement and said Enabling Ordinance, this Agreement shall prevail.

          DATED  7/26/01
               ------------------------


                                                    CITY OF MT. CARMEL




                                                    BY /s/ George W. Woodcock
                                                      --------------------------
                                                       GEORGE W. WOODCOCK, MAYOR

          ATTEST: /s/ Merle Weems
                 ----------------------
                 MERLE WEEMS, CITY CLERK

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
                                              /s/ M. Celeste Vossmeyer
                                              ----------------------------------
                                              FOR Enstar IV PBD Systems Venture
                                              M. Celeste Vossmeyer
                                              Vice President Government



          ATTEST: [ILLEGIBLE SIGNATURE]
                 --------------------------




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
                                   SCHEDULE I

              ADDITIONAL AREA INCLUDED IN THE FRANCHISE TERRITORY

See Section Eighteen: Line Extension

                                  SCHEDULE II

                       LISTING OF SCHOOLS AND GOVERNMENT
                     BUILDINGS TO BE PROVIDED CABLE SERVICE

       FACILITY                                           ADDRESS

Mt. Carmel City Hall                                 219 Market Street
Wabash County Offices (Courthouse)                   401 Market Street
Mt. Carmel Police Department                         110 East 4th Street
Wabash General Hospital                              1418 College Drive
Mt. Carmel Public Library                            731 Mulberry Street
Mt. Carmel High School                               201 Pear Street
Mt. Carmel Fire Department                           830 Walnut Street
North Middle School                                  1300 N. Walnut Street
South Elementary School                              715 West 3rd Street
Chamber of Commerce                                  219 Market Street
Wabash Valley College                                2200 College Drive





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
                                  SCHEDULE III

                              PERFORMANCE SCHEDULE

Will be provided to City, within 120 days, upon acquisition of the Mt. Carmel system or within 120 days of calendar year 2002 (whichever occurs first).

                                   APPENDIX A

                              Construction Bond

The construction bond will be provided prior to construction starting on the Mt. Carmel system.

                                   ADDENDUM I

                               List of Attachments

Schedule I       Additional Area included in the Franchise Territory
Schedule II      Listing of Schools and Government Buildings
Schedule III     Performance Schedule
Appendix A       Construction Bond










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